Eastern Virginia Bankshares Announces Third Quarter 2011 Results

TAPPAHANNOCK, Va., Oct. 21, 2011 /PRNewswire/ -- Eastern Virginia Bankshares (NASDAQ: EVBS) today reported its results of operations for the three and nine months ended September 30, 2011.

For the three months ended September 30, 2011, EVBS reported net operating income of $489 thousand, a decrease of $1.1 million over the net operating income of $1.6 million reported for the same period of 2010. Net income to common shareholders was $115 thousand, or $0.02 per common share, assuming dilution, compared to net income of $1.2 million or $0.20 per common share for the same period in 2010. For the nine months ended September 30, 2011, EVBS reported net operating income of $1.2 million, an increase of $4.2 million over the net operating loss of ($3.0) million reported for the same period of 2010. Net income to common shareholders was $64 thousand, or $0.01 per common share, assuming dilution, compared to a net loss of ($4.2) million or ($0.70) per common share for the same period in 2010. The difference between net operating income (loss) and net income (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

The key factors affecting the Company's results for the third quarter of 2011 continue to be attributable to the compression of our margins, the elevated levels of the provision for loan losses, FDIC insurance premiums, professional and collection/repossession expenses related to past due loans and nonperforming assets, and losses on the sale and valuation adjustments of other real estate owned ("OREO"). Although marginally higher quarter over quarter, the provision for loan losses dropped sharply year over year primarily due to lower net charge-offs and a continued decrease in the level of past due loans and nonperforming assets. For the three and nine months ended September 30, 2011, the provision for loan losses was $1.7 million and $5.2 million, respectively, an increase of $100 thousand and a decrease of $10.9 million, respectively when compared with the same periods one year earlier.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended September 30, 2011 were 0.04% and 0.63%, respectively compared to 0.44% and 6.24%, respectively for the three months ended September 30, 2010. For the nine months ended September 30, 2011, on an annualized basis, ROA and ROE were 0.01% and 0.12%, respectively compared to (0.50%) and (6.90%), respectively for the same period of 2010.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "Although we continue to be constrained by a weak economy, as a Company we are pleased to report the continuation of positive trends including maintaining our operating profitability and the year to date reduction of our nonperforming assets by 12.6%." Shearin further commented, "Much of our improvement in the level of nonperforming assets during the third quarter came through reduced balances in our other real estate owned. While we realized impairment charges on several of our properties, we have seen an improvement in our ability to liquidate these properties and a slowdown in the number of properties we have had to reacquire. As a Company, we remain cautiously optimistic as the current economic environment continues to negatively impact the credit quality of our loan portfolio. As always, our first priority continues to be the timely resolution of our credit challenges. We believe that greater results in reducing nonperforming assets will bring stronger operating results through reduced provision requirements and the associated costs of working through the problem loans."

Operations Analysis

Net interest income for the three months ended September 30, 2011 was $8.6 million, a decrease of $539 thousand or 5.9% over the same quarter of last year. This decrease was primarily due to a 14 basis point decrease in the net interest margin (tax equivalent basis) from 3.59% (includes a tax equivalent adjustment of $171 thousand) in the third quarter of 2010 to 3.45% (includes a tax equivalent adjustment of $92 thousand) in the third quarter of 2011. The quarter-over-quarter decline in interest income was driven by the impact of declining loan balances due to weak loan demand and charge-offs, the natural amortization of the portfolio, an increase in nonaccrual loans on a comparative basis and the sale of 1-4 residential mortgage loans late in the third quarter of 2010. As a result, the yield on our average interest-earning assets declined 42 basis points to 4.88% for the three months ended September 30, 2011 as compared to the same period in 2010. This decline in interest income was largely offset by a lower cost of funding. Our lower cost of funding was driven by the continuation of our deposit re-pricing strategy that began in 2010, reductions in the level of time deposits, and increased levels of interest-bearing savings and money market savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 36 basis points to 1.25% for the three months ended September 30, 2011 as compared to the same period in 2010.

Net interest income for the nine months ended September 30, 2011 was $26.5 million, a decrease of $631 thousand or 2.3% over the same period of last year. The net interest margin (tax equivalent basis) decreased 4 basis points from 3.60% (includes a tax equivalent adjustment of $548 thousand) in the first nine months of 2010 to 3.56% (includes a tax equivalent adjustment of $344 thousand) in the same period of 2011. The tax equivalent yield on average interest-earning assets declined 30 basis points in the first nine months of 2011 compared with the same period of 2010, but was offset by a 30 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $1.0 billion in the first nine months of 2011, which was a decrease of $21.1 million or 2.1% from the same period of 2010. Total average loans were 75.7% of total interest-earning assets in the first nine months of 2011, compared to 82.8% in the first nine months of 2010. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended September 30, 2011 was $2.9 million, a decrease of $1.1 million or 26.6% over the same period of last year. Service charges and fees on deposit accounts decreased $181 thousand, or 17.6% in the third quarter of 2011, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Debit/credit card fees increased $39 thousand, or 11.8% in the third quarter of 2011, which was primarily driven by an increase in debit card income. Net gains on the sale of available for sale securities increased $504 thousand to $1.4 million for the third quarter of 2011, up from $925 thousand for the same period of 2010. In addition to the aforementioned items, the three months ended September 30, 2010 includes a $1.3 million gain on the sale of 1-4 residential mortgage loans.

Noninterest income for the nine months ended September 30, 2011 was $6.7 million, a decrease of $2.5 million or 27.0% over the same period of last year. Debit/credit card fees increased $118 thousand, or 12.0% in the first nine months of 2011, which was primarily driven by an increase in debit card income. Net gains on the sale of available for sale securities decreased $704 thousand to $1.8 million for the first nine months of 2011, down from $2.5 million for the same period of 2010. For the first nine months of 2011, gains on the sale of bank premises and equipment increased $240 thousand due to a $256 thousand gain on the sale of our former Aylett branch office which resulted from our strategy to consolidate two branch locations into a single office to increase our efficiency in delivering products and services. In addition to the aforementioned items, the nine months ended September 30, 2010 includes a $1.3 million gain on the sale of 1-4 residential mortgage loans, a $604 thousand gain on bank owned life insurance and a $77 thousand impairment loss on Trust Preferred securities, none of which are present during the same period of 2011.

Noninterest expense for the three months ended September 30, 2011 was $9.4 million, a decrease of $91 thousand over noninterest expense of $9.5 million for the three months ended September 30, 2010. Salaries and employee benefits decreased $255 thousand, or 6.0% in the third quarter of 2011, due to a decrease in employee-related benefits expense, which was offset by an increase in salaries and wages due to the Company's efforts to strengthen the Company's management team and to increase staffing to deal effectively with our nonperforming assets. In addition, there was a decrease in deferred loan origination costs due to decreased loan origination volume. Expenses related to collection, repossession and OREO decreased $206 thousand, or 36.8% in the third quarter of 2011 primarily due to a decrease in collection and repossession expenses which is the result of the Company focusing resources internally to more efficiently manage these activities. Marketing and advertising expenses decreased $259 thousand, or 63.6% in the third quarter of 2011 primarily due to the Company engaging in increased media ads and other programs during 2010 to celebrate our 100th anniversary. For the third quarter of 2011, noninterest expense includes $974 thousand in impairment losses related to valuation adjustments on OREO compared to losses of $500 thousand for the same period of 2010. In addition, noninterest expense for the third quarter of 2011 includes losses on the sale of OREO of $362 thousand compared to gains of $23 thousand for the same period of 2010.

Noninterest expense for the nine months ended September 30, 2011 was $27.0 million, an increase of $942 thousand over noninterest expense of $26.1 million for the nine months ended September 30, 2010. Salaries and employee benefits decreased $437 thousand, or 3.5% in the first nine months of 2011. FDIC insurance expense increased $380 thousand, or 20.7% in the first nine months of 2011 due to our lower performance rating. Consultant fees increased $84 thousand, or 15.3% in the first nine months of 2011, due to added costs related to problem loan resolution as well as addressing and correcting deficiencies noted in our agreement with the Federal Reserve Bank of Richmond and Virginia's Bureau of Financial Institutions dated February 17, 2011. Expenses related to collection, repossession and OREO increased $119 thousand, or 9.5% in the first nine months of 2011 due primarily to an increase in OREO related expenses and were offset by a reduction in collection and repossession expenses due to the aforementioned item in the quarterly analysis above. For the nine months ended September 30 2011, noninterest expense includes $1.2 million in impairment losses related to valuation adjustments on OREO compared to $500 thousand for the same period in 2010. In addition, noninterest expense for the nine months ended September 30, 2011 includes losses on the sale of OREO of $657 thousand compared to gains of $103 thousand for the same period of 2010.

Balance Sheet and Asset Quality

Total assets decreased $42.7 million or 3.8% between September 30, 2010 and September 30, 2011, and are down $46.8 million from December 31, 2010. Between September 30, 2010 and September 30, 2011, investment securities increased $4.5 million or 2.1% to $215.7 million, and are down $30.4 million from December 31, 2010. Loans, net of unearned income decreased $59.3 million or 7.4% from September 30, 2010 to $744.1 million at September 30, 2011, and are down $30.7 million from $774.8 million as of December 31, 2010. Total deposits decreased $8.9 million or 1.0% from September 30, 2010 to $841.6 million at September 30, 2011, and are down $26.5 million from $868.1 million as of December 31, 2010. Year to date average investment securities were $215.6 million as of September 30, 2011, an increase of $77.9 million or 56.5% compared to the same period in 2010. Year to date average loans were $761.5 million as of September 30, 2011, a decrease of $88.8 million or 10.4% compared to the same period in 2010. Year to date average total deposits were $848.1 million as of September 30, 2011, a decrease of $8.7 million or 1.0% compared to the same period in 2010.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and increase our allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2011 and 2010.
	Three months ended		Nine months ended
(dollars in thousands)	September 30,		September 30,
	2011	2010	2011	2010
Net charge-offs	$ 2,729	$ 3,198	$ 4,764	$ 9,782
Net charge-offs to average loans	1.44%	1.51%	0.84%	1.54%

The following table depicts the level of the allowance for loan losses for the periods presented.
(dollars in thousands)	September 30,	December 31,	September 30,
	2011	2010	2010
Allowance for loan losses	$ 25,674	$ 25,288	$ 18,398
Allowance for loan losses to period end loans	3.45%	3.26%	2.29%
Allowance for loan losses to nonaccrual loans	98.14%	97.80%	97.03%
Allowance for loan losses to nonperforming loans	96.53%	91.31%	68.28%

The following table depicts the level of nonperforming assets for the periods presented.
(dollars in thousands)	September 30,	December 31,	September 30,
	2011	2010	2010
Nonaccrual loans	$ 26,162	$ 25,858	$ 18,962
Loans past due 90 days and accruing interest	435	1,836	7,982
Total nonperforming loans	$ 26,597	$ 27,694	$ 26,944
Other real estate owned ("OREO")	7,768	11,617	8,310
Total nonperforming assets	$ 34,365	$ 39,311	$ 35,254

Nonperforming assets to total loans and OREO	4.57%	5.00%	4.34%

The following tables present the change in the balances of OREO and nonaccrual loans for the nine months ended September 30, 2011.
OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2010	$ 11,617	Balance at December 31, 2010	$ 25,858
Transfers from loans	3,295	Loans returned to accrual status	(5,788)
Capitalized costs	346	Net principal curtailments	(7,190)
Sales proceeds	(5,630)	Charge-offs	(4,353)
Impairment losses on valuation adjustments	(1,203)	Loan collateral moved to OREO	(1,810)
Loss on disposition	(657)	Loans placed on nonaccrual during period	19,445
Balance at September 30, 2011	$ 7,768	Balance at September 30, 2011	$ 26,162

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty.  The following table depicts the balances of TDRs for the periods presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2011	2010	2010

Performing TDRs	$ 4,917	$ 2,411	$ 10,251
Nonperforming TDRs*	12,417	6,177	1,814
Total TDRs	$ 17,334	$ 8,588	$ 12,065

* Included in nonaccrual loans. At September 30, 2010, $522 thousand is included in past due 90 days and accruing interest.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies; (v) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; and (vi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  our ability to assess, manage and improve our asset quality;
  the strength of the economy in our target market area, as well as general economic, market, or business factors;
  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  our ability to meet the capital expectations of our regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  changes in the interest rates affecting our deposits and our loans;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047

Selected Financial Information	Three months ended		Nine months ended
(dollars in thousands, except per share data)	September 30,		September 30,
Statement of Operations	2011	2010	2011	2010
Interest and dividend income	$ 12,197	$ 13,568	$ 37,755	$ 40,622
Interest expense	3,596	4,428	11,289	13,525
Net interest income	8,601	9,140	26,466	27,097
Provision for loan losses	1,650	1,550	5,150	16,025
Net interest income after provision for loan losses	6,951	7,590	21,316	11,072

Service charges and fees on deposit accounts	845	1,026	2,625	2,816
Other operating income	292	381	953	1,023
Debit/credit card fees	370	331	1,103	985
Gain on sale of available for sale securities, net	1,429	925	1,751	2,455
Gain on sale of bank premises and equipment	2	1	258	18
Gain on sale of loans	-	1,340	-	1,340
Gain on bank owned life insurance	-	-	-	604
Other-than-temporary impairment losses on securities	-	-	-	(77)
Noninterest income	2,938	4,004	6,690	9,164

Salaries and employee benefits	4,020	4,275	12,132	12,569
Occupancy and equipment	1,285	1,237	3,917	3,866
FDIC expense	790	818	2,218	1,838
Collection, repossession and other real estate owned	354	560	1,374	1,255
Loss (gain) on sale of other real estate owned	362	(23)	657	(103)
Impairment losses on other real estate owned	974	500	1,203	500
Other operating expenses	1,600	2,109	5,493	6,127
Noninterest expenses	9,385	9,476	26,994	26,052

Income (loss) before income taxes	504	2,118	1,012	(5,816)
Income tax expense (benefit)	15	532	(174)	(2,769)
Net income (loss)	$ 489	$ 1,586	$ 1,186	$ (3,047)
Less: Effective dividend on preferred stock	374	373	1,122	1,119
Net income (loss) available to common shareholders	$ 115	$ 1,213	$ 64	$ (4,166)
Income (loss) per common share: basic	$ 0.02	$ 0.20	$ 0.01	$ (0.70)
diluted	$ 0.02	$ 0.20	$ 0.01	$ (0.70)
Dividends per share, common	$ -	$ 0.01	$ -	$ 0.11
Selected Ratios
Return on average assets	0.04%	0.44%	0.01%	-0.50%
Return on average common equity	0.63%	6.24%	0.12%	-6.90%
Net interest margin (tax equivalent basis)	3.45%	3.59%	3.56%	3.60%
Period End Balances
Loans, net of unearned income	$ 744,104	$ 803,397	$ 744,104	$ 803,397
Total assets	1,072,501	1,115,162	1,072,501	1,115,162
Total deposits	841,629	850,551	841,629	850,551
Total borrowings	129,972	156,136	129,972	156,136
Total capital	96,708	102,487	96,708	102,487
Shareholders' equity	72,708	78,487	72,708	78,487
Book value per common share	12.12	13.15	12.12	13.15
Average Balances
Loans, net of unearned income	$ 749,869	$ 838,784	$ 761,525	$ 850,368
Total earning assets	998,822	1,028,878	1,006,070	1,027,202
Total assets	1,068,892	1,101,710	1,079,416	1,103,372
Total deposits	838,096	858,333	848,095	856,836
Total borrowings	130,225	136,340	133,052	135,833
Total capital	96,392	101,069	94,040	104,738
Shareholders' equity	72,392	77,069	70,040	80,738
Asset Quality at Period End
Allowance for loan losses	$ 25,674	$ 18,398	$ 25,674	$ 18,398
Nonperforming assets	34,365	35,254	34,365	35,254
Net charge-offs	2,729	3,198	4,764	9,782
Net charge-offs to average loans	1.44%	1.51%	0.84%	1.54%
Allowance for loan losses to period end loans	3.45%	2.29%	3.45%	2.29%
Allowance for loan losses to nonaccrual loans	98.14%	97.03%	98.14%	97.03%
Nonperforming assets to total assets	3.20%	3.16%	3.20%	3.16%
Nonperforming assets to total loans and other real estate owned	4.57%	4.34%	4.57%	4.34%
Other Information
Number of shares outstanding - period end	6,016,292	5,986,564	6,016,292	5,986,564
Average shares outstanding - basic	6,012,926	5,982,356	6,003,280	5,973,143
Average shares outstanding - diluted	6,012,926	5,982,356	6,003,280	5,973,143